UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BT Group plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

BT Centre, 81 Newgate Street

London, England EC1A 7AJ

(Address of Principal Executive Offices)

BT Group plc US Employee Stock Purchase Plan

BT Group plc Incentive Share Plan

BT Group plc Deferred Bonus Plan

BT Group plc Retention Share Plan

(the “Plans”)

(Full title of the plan)

BT Americas Inc.

Cypress Waters Blvd

Suite 200

8951 Cypress Waters Blvd

Dallas

Texas 75019

United States

FAO: Richard Nohe, Vice President and Chief Counsel North America

(Name and address of agent for service)

(203) 461-8098

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting Company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for

complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value 5 pence per share (1)
The BT Group plc US Employee Stock Purchase Plan	4,000,000	$4.00	$16,000,000	$1,854.40
The BT Group plc Incentive Share Plan	3,000,000	$4.00	$12,000,000	$1,390.80
The BT Group plc Deferred Bonus Plan	1,500,000	$4.00	$6,000,000	$695.40
The BT Group plc Retention Share Plan	1,000,000	$4.00	$4,000,000	$463.60
Totals	9,500,000	$4.00	$38,000,000	$4,404.20

(1)	American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Ordinary Shares, par value 5 pence per share (the Ordinary Shares of BT Group plc (the Registrant or BT Group) have been registered pursuant to a separate Registration Statement on Form F-6 (No. 333-14032) filed with the Securities and Exchange Commission (the SEC) on October 23, 2001 as amended by the Post-Effective Amendment to Form F-6 filed with the SEC on June 28, 2007 and the Immediately-Effective Amendment to Form F-6 filed with the SEC on November 20, 2015. Each American Depositary Share represents 5 Ordinary Shares.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the Securities Act), the proposed maximum offering price per share is based on the average of the high and low prices on the London Stock Exchange on July 24, 2017 and on an exchange rate of $1.3047 to £1.00, the exchange rate for pounds sterling, as reported by Thomson Reuters, on such date.

Exhibit Index appears on Page 7.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by BT Group to register 9,500,000 Ordinary Shares, par value 5 pence per share, which may be offered and sold pursuant to the Plans, which are the same class as the securities for which the Registration Statement on Form S-8, filed with the SEC on December 12, 2011, as amended by the post-effective amendment filed with the SEC on December 13, 2016 (File No. 33-178663), (the 2011 Form S-8) was filed. The Ordinary Shares registered pursuant to this Registration Statement are in addition to the Ordinary Shares which remain registered under the 2011 Form S-8.

Pursuant to General Instruction E to Form S-8, the contents of the 2011 Form S-8 are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth in this registration statement on Form S-8.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees who have been granted options or awards under the Plans as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents filed with or furnished to the SEC by the Registrant under the Securities Exchange Act of 1934, as amended (the Exchange Act):

a)	the Annual Report for the Registrant on Form 20-F for its fiscal year ended March 31, 2017, filed on May 25, 2017 (the Form 20-F 2017);

b)	the Registrant’s reports on Form 6-K furnished on May 25, 2017, June 8, 2017, June 19, 2017, July 3, 2017, July 12, 2017 and July 28, 2017; and

c)	the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed on October 31, 2001 (Registration No. 1-15262), which was amended on Form 8-A/A on November 2, 2001. The most recent description of the Registrant’s Ordinary Shares can be found under the heading “Information for shareholders — Articles of Association (Articles)” on page 266 of the Annual Report 2017, which was filed as Exhibit 15.2 of the Form 20-F 2017.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 8. Exhibits

See attached “Index to Exhibits” list.

Item 9. Undertakings

a)	The Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the applicable indemnification provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant, BT Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 25th day of July, 2017.

BT Group plc

By	/s/ Dan Fitz
Name:	Dan Fitz
Title:	Group General Counsel & Company Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated. In addition, each of the undersigned hereby appoints Heather Brierley as his or her true and lawful attorneys-in-fact each acting alone, in his or her name and in the capacity indicated below, to sign any and all amendments and post-effective amendments and supplements to this Registration Statement, and including any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Michael Rake	Chairman	July 25, 2017
Sir Michael Rake /s/ Gavin Patterson	Chief Executive Officer and Director	July 25, 2017
Gavin Patterson /s/ Simon Lowth	Group Finance Director	July 25, 2017
Simon Lowth /s/ Isabel Hudson	Non-Executive Director	July 25, 2017
Isabel Hudson /s/ Mike Inglis	Non-Executive Director	July 25, 2017
Mike Inglis /s/ Jan du Plessis	Non-Executive Director	July 25, 2017
Jan du Plessis /s/ Nick Rose	Non-Executive Director	July 25, 2017
Nick Rose /s/ Jasmine Whitbread	Non-Executive Director	July 25, 2017
Jasmine Whitbread /s/ Richard Nohe	Duly authorized representative of BT Group plc in the United States	July 25, 2017
Richard Nohe

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1	The Articles of Association as in effect on the date hereof, filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for its fiscal year ended March 31, 2016, filed on May 19, 2016 are incorporated herein by reference.

4.2	BT Group plc US Employee Stock Purchase Plan, incorporated by reference to Exhibit 4.2 of the 2011 Form S-8.

*4.3	BT Group plc Incentive Share Plan

*4.4	BT Group plc Deferred Bonus Plan

*4.5	BT Group plc Retention Share Plan

*5	Opinion of Freshfields Bruckhaus Deringer LLP regarding the validity of shares.

*23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for the Registrant.

*23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in its opinion filed as Exhibit 5).

*24	Powers of attorney (included on signature pages).

*	Filed herewith.